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                                                                     EXHIBIT 3.1

                              ARTICLES OF AMENDMENT
                                       OF
                            ARTICLES OF INCORPORATION
                                       OF
                       REDLINE PERFORMANCE PRODUCTS, INC.


         The undersigned, the President of REDLINE PERFORMANCE PRODUCTS, INC., a

Minnesota corporation (the "Corporation"), does hereby certify as follows:

         1.     The name of the Corporation is Redline Performance Products,
                Inc.

         2. Set forth on Exhibit A attached hereto and incorporated herein by reference are the Third Amended and Restated Articles of Incorporation which have been adopted by the Corporation in accordance with the provisions of the Minnesota Business Corporation Act, Chapter 302A of the Minnesota Statutes.

         3. The Third Amended and Restated Articles of Incorporation set forth the corresponding provisions of the Corporation's Articles of Incorporation as previously amended.

         IN WITNESS WHEREOF, I have subscribed my name hereto this 22nd day of May, 2003.


                                             /s/ Mark A. Payne
                                             -----------------------------------
                                             Mark A. Payne
                                             President




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                                    EXHIBIT A


              THIRD AMENDED AND RESTATED ARTICLES OF INCORPORATION
                                       OF
                       REDLINE PERFORMANCE PRODUCTS, INC.


                                   ARTICLE 1.

                                      NAME

         The name of the Corporation is Redline Performance Products, Inc.

                                   ARTICLE 2.

                                REGISTERED OFFICE

         The address of the registered office of the Corporation is 1500 Wells Fargo Plaza, 7900 Xerxes Avenue So., Bloomington, MN 55431-1194.

                                   ARTICLE 3.

                                     SHARES

         (a) The Corporation is authorized to issue fifty million (50,000,000) shares of One Cent ($0.01) per share par value capital stock, to be held, sold, and paid for at such times and in such manner as the Board of Directors may from time to time determine, in accordance with the laws of the State of Minnesota.

         (b) Unless otherwise established by the Board of Directors, all shares of the Corporation are common shares entitled to vote and shall be of one class and one series having equal rights and preferences in all matters.

         (c) The Board of Directors shall have the power to establish more than one class or series of shares and to fix the relative rights and preferences of any such different classes or series.

         (d) The shareholders of the Corporation shall not have preemptive rights.

         (e)      Cumulative voting for directors is not permitted.

                                   ARTICLE 4.

                              DIRECTORS' LIABILITY

         A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of a fiduciary duty as a director; provided, however, that this Article 4 shall not eliminate or limit the liability of a director to the extent provided by applicable law
(i) for any breach of the director's duty of loyalty to the Corporation or its shareholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Sections 302A.559 or 80A.23 of the Minnesota Statutes, (iv) for any transaction from which the director derived an



                                       2.
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improper personal benefit, or (v) liability for any act or omission occurring prior to the effective date of this Article 4. If Minnesota Statutes, Chapter 302A is hereafter amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended Minnesota Statutes, Chapter 302A. Any repeal or modification of this Article 4 by the shareholders of the Corporation shall be prospective only and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

                                   ARTICLE 5.

                               FUNDAMENTAL CHANGES

         In any of the following types of actions or transactions with respect to which the law requires a vote of the outstanding shares of the Corporation, the affirmative vote of a majority of the shares entitled to vote shall be sufficient to authorize the action or transaction:

         (a)      A merger with any other corporation or corporations;

         (b) An exchange of a majority of the voting capital stock of the Corporation for shares of one or more classes or series of one or more other corporations;

         (c) The sale, lease, transfer, or other disposition of all, or substantially all, of the Corporation's property and assets, including its goodwill, not in the usual and regular course of business; or

         (d)      The voluntary dissolution of the Corporation.














                                       3.